Exhibit 10.3

AMENDMENT NO. 1 TO
AMENDED AND RESTATED SEVERANCE PROTECTION AGREEMENT

This Amendment No. 1 is effective as of May 7, 2009, by and between Axsys Technologies, Inc. (the “Company”) and Scott B. Conner (“Executive”) and hereby amends the Amended and Restated Severance Protection Agreement dated December 22, 2008 by and between the Company and Executive (the “Agreement”).  Words and phrases used herein with initial capital letters that are defined in the Agreement are used herein as so defined.

I.

The Agreement is hereby amended by inserting the following new Section 2A immediately following Section 2 of the Agreement:

“2A.        Bonus Amount for Year of Change in Control.

(a)           If the Executive is employed by the Company or an Employing Affiliate until the last day of the fiscal year in which the Change in Control occurs, the Executive will be entitled to receive the greater of (i) the annual incentive bonus the Executive would have been entitled to receive under the terms of the annual incentive bonus plan of the Company in effect immediately prior to the Change in Control based on the actual achievement of the performance goals for such fiscal year, or (ii) an amount equal to the annual incentive bonus the Executive would have earned for the full fiscal year in which the Change in Control occurs based on the last monthly Annual Forecast produced by the Company preceding the date of the Change in Control and multiplied by a fraction, (A) the numerator of which is the number of days in the fiscal year preceding the date of the Change in Control, and (B) the denominator of which is 365.

(b)           If,  after a Change in Control and prior to the last day of the fiscal year in which the Change in Control occurs, the Executive’s employment with the Company or an Employing Affiliate is terminated by the Executive for Good Reason or pursuant to a Window Period Termination, or due to the Executive’s death, or by the Company for any reason other than for Cause, the Executive will be entitled to receive the greater of (i) an amount equal to the annual incentive bonus the Executive would have earned for the full fiscal year in which the Change in Control occurs based on the last monthly Annual Forecast produced by the Company preceding the Executive’s Termination Date and multiplied by a fraction, (A) the numerator of which is the number of days in the fiscal year preceding the Executive’s Termination Date, and (B) the denominator of which is 365, and (ii) an amount equal to the annual incentive bonus the Executive would have earned for the full fiscal year in which the Change in Control occurs based on the last monthly Annual Forecast produced by the Company preceding the date of the Change in Control and multiplied by a fraction, (1) the numerator of which is the number of days in the fiscal year preceding the date of the Change in Control, and (2) the denominator of which is 365.

(c)           For purposes of this Section 2A, the “Annual Forecast” is the Company’s forecast of the extent to which the performance goals for the fiscal year are expected to be achieved by the last day of the fiscal year.

(d)           Any such amount owed to Executive under this Section 2A shall be paid no later than March 15 of the year following the year in which the Change in Control occurs or, if earlier, within 10 days of the Executive’s Termination Date.”

II.

Section 16.1 of the Agreement is hereby amended in its entirety to read as follows:

“Accrued Compensation.  For purposes of this Agreement, “Accrued Compensation” shall mean all amounts of compensation for services rendered to the Company or an Employing Affiliate that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date, including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company or an Employing Affiliate during the period ending on the Termination Date, (c) unless Section 2A(a) applies, any accrued but unpaid bonus with respect to any fiscal year completed prior to the Termination Date and (d) vacation pay; provided, however, that Accrued Compensation shall not include any amounts described in clause (a) that have been deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.  Any reimbursement for reasonable and necessary business expenses incurred by the Executive that is included within the meaning of Accrued Compensation will be made in accordance with the Company’s expense reimbursement policy and in all events no later than the last day of the calendar year following the calendar year in which the Executive incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.”

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed on its behalf by its duly authorized officer and Executive has executed this Amendment No. 1, as of the date first written above.

AXSYS TECHNOLOGIES, INC.

By:	/s/ Stephen W. Bershad
Name:	Stephen W. Bershad
Title:	Chief Executive Officer

/s/ Scott B. Conner
SCOTT B. CONNER